EXHIBIT 99.1

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Jenifer Webb 479/277-9558

Media Relations Contact
Tom Williams 479/277-0609

Pre-recorded Conference Call
402/998-1748

Wal-Mart Reports Record Sales and Earnings

BENTONVILLE, Ark., November 13, 2003 — Wal-Mart Stores, Inc. reported record earnings and sales for the quarter ended October 31, 2003. Net sales were $62.5 billion, an increase of 13.1 percent over the similar prior year quarter. Net income from continuing operations for the quarter was $2.0 billion, a 13.9 percent increase from the $1.8 billion in the similar prior year quarter. Earnings per share from continuing operations were $0.46 up from $0.40 per share in the same prior year quarter.

Net sales for the nine months ended October 31, 2003, were $181.8 billion, an increase of 11.4 percent over net sales of the similar prior year period. Net income from continuing operations for the nine months increased 14.4 percent to a record $6.1 billion or $1.40 earnings per share, up from $5.4 billion or $1.21 earnings per share in the same prior year period.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly-owned subsidiary, to Berkshire Hathaway Inc. McLane has been accounted for as a discontinued operation in this release.

Lee Scott, President and CEO said, “The excellent results for the quarter reflect the continued efforts by our associates to serve our customers. Of particular note is the performance of our international and SAM’S CLUB teams.”

Net Sales were as follows:

(Dollars in billions)

	Quarter Ended October 31			Nine Months Ended October 31
	2003	2002	Percent Change	2003	2002	Percent Change
Wal-Mart	$42.386	$37.573	12.8%	$123.574	$111.631	10.7%
SAM’S CLUB	8.607	7.742	11.2%	24.982	22.976	8.7%
International	11.487	9.926	15.7%	33.279	28.609	16.3%

Total Company	$62.480	$55.241	13.1%	$181.835	$163.216	11.4%

Total U.S. comparable sales for the quarter were up 6.1 percent which is represented by a 5.7 percent comp increase for Wal-Mart Stores and 8.0 percent comp increase for SAM’S. Total U.S. comparable sales for the nine month period were up 3.9 percent, which is represented by a 3.7 percent comp increase for Wal-Mart Stores and a 4.6 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the third quarter, the Wal-Mart Stores segment, including Supercenters, had operating profit (profit before interest, unallocated corporate expenses, and income taxes) of $2.967 billion, an increase of 10.9 percent compared with $2.676 billion in the similar period in the prior year.

For the nine month period, the Wal-Mart Stores segment, including Supercenters, had operating profit of $9.036 billion, an increase of 9.4 percent as compared with operating profit of $8.256 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had an operating profit for the quarter of $270 million, an increase of 12.5 percent compared with $240 million in the similar period in the prior year.

For the nine month period, the SAM’S CLUB segment had operating profit of $783 million, an increase of 7.3 percent as compared with operating profit of $730 million in the similar period in the prior year.

International Segment:

The International segment had an operating profit of $564 million for the most recent quarter, an increase of 28.5 percent compared with $439 million in the similar period in the prior year.

The International segment had an operating profit of $1.509 billion for the nine month period, an increase of 20.7 percent compared with $1.250 billion in the similar period in the prior year.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 402-998-1748. The information included in this release and a transcript of our pre-recorded phone call will be available on our web site at www.walmartstores.com, news, news releases, earnings and dividends.

As of October 31, 2003, the Company had 1,476 Wal-Mart stores, 1,430 Supercenters, 533 SAM’S CLUBS and 60 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (25), Canada (220), China (31), Germany (92), South Korea (15), Mexico (625), Puerto Rico (52) and United Kingdom (265).

Wal-Mart also owns a 36% interest in Seiyu, Ltd. with options to purchase up to 66.7% of that company by the end of December 2007. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart’s common stock is listed for trading on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC., AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Quarter Ended October 31,
	2003	% to Net Sales	2002	% to Net Sales
Net sales	$62,480	100.00%	$55,241	100.00%
Other income—net	555	0.89%	524	0.95%

	63,035	100.89%	55,765	100.95%

Cost of sales	48,292	77.29%	42,646	77.20%

Operating, selling, general and administrative expenses	11,344	18.16%	10,071	18.23%

Interest costs:
Debt	178	0.28%	203	0.37%
Capital leases	64	0.10%	61	0.11%
Interest income	(36)	(0.06%)	(34)	(0.06%)

	206	0.32%	230	0.42%

Income from continuing operations before income taxes and minority interest	3,193	5.11%	2,818	5.10%

Provision for income taxes	1,117	1.79%	995	1.80%

Income from continuing operations before minority interest	2,076	3.32%	1,823	3.30%
Minority interest	(48)	(0.08%)	(43)	(0.08%)

Income from continuing operations after minority interest and taxes	$2,028	3.25%	$1,780	3.22%
Income from discontinued operations	—	0.00%	17	0.03%

Net Income	$2,028	3.25%	$1,797	3.25%

Net income per share:
Basic earnings per share
Income from continuing operations	$0.46		$0.40
Income from discontinued operations	—		0.01

Basic earnings per share	$0.46		$0.41

Diluted earnings per share
Income from continuing operations	$0.46		$0.40
Income from discontinued operations	—		0.01

Diluted earnings per share	$0.46		$0.41

Average number of common shares:
Basic	4,362		4,421
Dilutive	4,372		4,434

Certain reclassifications have been made to prior periods to conform to current presentations.

Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

	Nine Months Ended October 31,
	2003	% to Net Sales	2002	% to Net Sales
Net sales	$181,835	100.00%	$163,216	100.00%
Other income—net	1,656	0.91%	1,456	0.89%

	183,491	100.91%	164,672	100.89%

Cost of sales	140,508	77.27%	126,298	77.38%

Operating, selling, general and administrative expenses	32,704	17.99%	29,186	17.88%

Interest costs:
Debt	539	0.30%	617	0.38%
Capital leases	202	0.11%	189	0.12%
Interest income	(110)	(0.06%)	(100)	(0.06%)

	631	0.35%	706	0.44%

Income from continuing operations before income taxes and minority interest	9,648	5.31%	8,482	5.20%

Provision for income taxes	3,377	1.86%	2,988	1.83%

Income from continuing operations before minority interest	6,271	3.45%	5,494	3.37%

Minority interest	(131)	(0.07%)	(129)	(0.08%)

Income from continuing operations after minority interest and taxes	6,140	3.38%	5,365	3.29%

Income from discontinued operations	193	0.11%	82	0.05%

Net income	$6,333	3.49%	$5,447	3.34%

Net income per share:
Basic earnings per share
Income from continuing operations	$1.40		$1.21
Income from discontinued operations	0.05		0.02

Basic earnings per share	$1.45		$1.23

Diluted earnings per share
Income from continuing operations	$1.40		$1.20
Income from discontinued operations	0.04		0.02

Diluted earnings per share	$1.44		$1.22

Average number of common shares:
Basic	4,375		4,437
Dilutive	4,385		4,452

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	October 31, 2003	October 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$3,312	$2,073
Receivables	1,111	1,301
Inventories	31,286	28,761
Prepaid expenses and other	1,081	838
Assets of discontinued operation	—	1,461

Total current assets	36,790	34,434

Property, plant and equipment	68,480	59,477
Accumulated depreciation	(15,523)	(12,943)

Net property, plant and equipment	52,957	46,534

Net property under capital leases	3,245	3,016
Net goodwill and other acquired intangible assets	9,446	8,994
Other assets and deferred charges	2,440	2,198
Other assets of discontinued operation	—	728

Total assets	$104,878	$95,904

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Commercial paper	$4,709	$4,343
Accounts payable	20,585	18,047
Accrued liabilities	10,158	8,792
Accrued income taxes	766	696
Long-term debt due within one year	2,913	4,513
Obligations under capital leases due within one year	181	160
Liabilities of discontinued operations	—	632

Total current liabilities	39,312	37,183

Long-term debt	17,090	14,926
Long-term obligations under capital leases	2,997	2,840
Liabilities of discontinued operations	—	13
Deferred income taxes and other	1,828	1,437
Minority interest	1,422	1,346

Shareholders’ equity
Common stock and capital in excess of par value	2,515	2,313
Retained earnings	39,750	36,444
Other accumulated comprehensive income	(36)	(598)

Total shareholders’ equity	42,229	38,159

Total liabilities and shareholders’ equity	$104,878	$95,904

Certain reclassifications have been made to prior periods to conform to current presentations.

WAL-MART STORES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended
	October 31, 2003	October 31, 2002
Cash flows from operating activities:

Net Income from continuing operations	$6,140	$5,365

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,813	2,401
Decrease in accounts receivable	460	84
Increase in inventories	(6,630)	(6,731)
Increase in accounts payable	3,655	3,142
Increase in accrued liabilities	1,202	915
Other	2	451

Net cash provided by operating activities of continuing operations	7,642	5,627
Net cash provided by operating activities of discontinued operations	50	59

Net cash provided by operating activities	7,692	5,686

Cash flows from investing activities:
Payments for property, plant and equipment	(7,403)	(6,827)
Disposal of assets	191	144
Proceeds from sale of McLane	1,500	—
Other investing activities	290	(102)

Net cash used in investing activities of continuing operations	(5,422)	(6,785)
Net cash used in investing activities of discontinued operations	(176)	(59)

Net cash used in investing activities	(5,598)	(6,844)

Cash flows from financing activities:
Increase in commercial paper	2,135	3,601
Dividends paid	(1,180)	(998)
Payment of long-term debt	(3,500)	(1,220)
Proceeds from issuance of long-term debt	4,110	2,042
Purchase of Company stock	(3,105)	(2,293)
Other financing activities	(70)	(183)

Net cash provided by (used in) financing activities	(1,610)	949

Effect of exchange rates on cash	70	142

Net increase (decrease) in cash and cash equivalents	554	(67)
Cash and cash equivalents at beginning of period	2,758	2,161

Cash and cash equivalents at end of period*	$3,312	$2,094

* Includes cash and cash equivalents of discontinued operation of $21 million for 2002.

Certain reclassifications have been made to prior periods to conform to current presentations.